Exhibit 99.1

CONTACT:	John Van Heel
Chief Executive Officer
(585) 647-6400

Robert Gross
Executive Chairman
(585) 647-6400

Brian D’Ambrosia
Senior Vice President – Finance
Chief Financial Officer
(585) 647-6400

Investors and Media: Effie Veres
FTI Consulting
(212) 850-5600

FOR IMMEDIATE RELEASE

MONRO MUFFLER BRAKE, INC. PROVIDES BUSINESS UPDATE

AND ANNOUNCES CONFERENCE CALL AND WEBCAST OF FISCAL 2017 FOURTH

QUARTER RESULTS

ROCHESTER, N.Y. – May 4, 2017 – Monro Muffler Brake, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today provided a business update for its fiscal 2017 fourth quarter ended March 25, 2017 and guidance for its full year fiscal 2018.

For the fourth quarter of fiscal 2017, total sales were approximately $252 million, a 10% increase over sales in the prior year quarter of $229 million, despite an 8% decline in comparable store sales and one less selling day in the quarter. As a result of the comparable store sales decline, the Company now expects diluted earnings per share for the fourth quarter to be $.29. The decline in comparable store sales was largely driven by a decline in tires sales, particularly in the Northeast and North central regions of the country, which were negatively impacted by weather.

For fiscal 2017, total sales were $1.022 billion, an 8% increase over sales in the prior year of $944 million, despite a comparable store sales decline of 4.3%. The Company now expects diluted earnings per share for fiscal 2017 of $1.85.

During the fourth quarter of fiscal 2017, the Company completed the previously announced acquisition of 16 Car-X stores in Illinois and Iowa, which represent annualized sales of approximately $15 million.

John Van Heel, President and Chief Executive Officer stated, “We believe our fiscal 2017 comparable store sales decline is a reflection of the negative impact of unseasonable weather on our business, as well as the challenging economic conditions facing our customers. In fiscal 2017, we continued to leverage our increasing scale to lower our tire costs, while effectively controlling our operating expenses. In this difficult environment, we also capitalized on attractive acquisition opportunities, completing transactions representing approximately $150 million in annualized sales or 16% annualized sales growth. Quarter-to-date in fiscal 2018, our comparable store sales have improved and are up approximately 3%. We expect these early, positive trends, combined with contributions from our recent acquisitions and an extra week in fiscal 2018, to be positive drivers of earnings in the new fiscal year.”

Based on current visibility and recently completed acquisitions, the Company anticipates that its fiscal 2018 diluted earnings per share will be between $2.10 to $2.30, which represents an increase of 14% to 24%, over the prior fiscal year. The guidance is based on an expected fiscal 2018 comparable store sales increase of 2% to 4% on a 52-week basis (4% to 6% including an extra week in the fourth quarter). This guidance reflects the estimated impact of higher tire selling prices related to expected tire cost increases. Fiscal 2018 diluted earnings per share guidance also includes approximately $.10 of contribution from the 53rd week and $.15 to $.19 in accretion from recent acquisitions.

The Company will release its complete fourth quarter and full year fiscal 2017 earnings on May 18, 2017. The Company will host a conference call and audio webcast on Thursday May 18, 2017 at 11:00 a.m. Eastern Time. The conference call may be accessed by dialing 1-888-516-2447 and using the required pass code 4779697. A replay will be available approximately one hour after the recording through Thursday, June 1, 2017 and can be accessed by dialing 1-844-512-2921. The live conference call and replay can also be accessed via audio webcast at the Investor Information section of the Company’s website, located at www.monro.com. An archive will be available at this website through June 1, 2017.

About Monro Muffler Brake

Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Mr. Tire, Tread Quarters Discount Tires, Autotire, Tire Warehouse, Tire Barn, Ken Towery’s Tire and Auto Care, The Tire Choice and Car-X. The Company currently operates 1,117 Company stores in 27 states and is the franchisor of 113 Car-X stores in nine states. Monro’s stores provide a full range of services for brake systems, steering and suspension systems, tires, exhaust systems and many vehicle maintenance services and certain locations specialize in providing commercial tire and maintenance services. Through Tires Now, the Company also engages in wholesale tire distribution.

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “expected,” “estimate,” “guidance,” “outlook,” “anticipate,” “project,” “believe,” “could,” “may,” and other similar words or phrases. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, seasonality, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K for the fiscal year ended March 26, 2016. Except as required by law, the Company does not undertake and specifically disclaims any obligation to update any forward-looking statement to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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